 [LOGO]                                                      One Jake Brown Road
BLONDER                                                Old Bridge, NJ 08857-1000
TONGUE                                         (732) 679-4000 Fax (732) 679-4353
LABORATORIES, INC.                                         www.blondertongue.com                                                          One Jake Brown Road

For Immediate Release:                           Contact:        James A. Luksch
April 15, 2005                                                      Chairman and
                                                         Chief Executive Officer
                                                                  (732) 679-4000

         BLONDER TONGUE REPORTS 2004 YEAR-END AND FOURTH QUARTER RESULTS

OLD BRIDGE,  NEW  JERSEY,  April 15, 2005 - Blonder  Tongue  Laboratories,  Inc.
(AMEX:  "BDR") today announced its sales and earnings for the fourth quarter and full year ended December 31, 2004.

Net sales for fiscal year 2004 were  $39,233,000,  compared  to the  $35,437,000 reported in fiscal year 2003. The increase in net sales is primarily  attributed to an  increase in capital  spending by cable  system  operators  and  generally improved  economic  conditions.  The Company's gross profit margin  increased to
32.1% from 26.8% in the prior year due to a smaller  increase  in the  inventory reserve,  as well as a higher portion of sales in 2004 being comprised of higher margin products.  Earnings from operations were $784,000,  compared to a loss of
$2,181,000  reported  in 2003,  an  increase  of  $2,965,000.  The  increase  in operating income was attributable to the  aforementioned  sales and gross margin increases.  Net loss for the year  ended 2004 was  $3,122,000  or $0.39 loss per share  compared to a loss of  $3,122,000  or $0.41 per share for the  comparable period in 2003. The net loss was primarily  attributed to a $2,826,000 provision for income taxes.  The  provision for income taxes  resulted from an increase in the valuation allowance charged against the Company's Deferred Tax Assets.

Net sales for the fourth quarter 2004 were $8,572,000 compared to the $9,106,000 reported for the fourth  quarter of 2003.  The Company had an operating  loss of
$1,000  for the period  compared  to an  operating  loss of  $1,065,000  for the comparable  period of 2003.  There was a net loss of  $3,367,000  for the fourth quarter of 2004 (which  included the  $2,826,000  provision  for income  taxes), compared to a net loss of  $1,909,000  reported for the fourth  quarter of 2003.
Diluted  net loss per share for the fourth  quarter of 2004 was $0.42,  compared with diluted net loss per share for the fourth quarter of 2003 of $0.25.

James A. Luksch,  Chairman and Chief Executive Officer commented,  "2004 brought renewed growth in the Company's sales and gross margin.  The Company reduced its accounts payable by $1,234,000,  reduced its outstanding debt by $4,433,000, and expects to have fully paid its  outstanding  term loan by January  2006.  We are presently benefiting from an increased commitment to capital spending by private
cable  operators.   If  this  trend  is  sustained  and  we  are  successful  in accelerating  our telephony,  high-speed  data, and digital TV product sales, we expect continued improvement in operating performance through 2005."

Founded  in 1950,  Blonder  Tongue  Laboratories  is a  leading  U.S.  designer, manufacturer,  and  supplier  of  a  comprehensive  line  of  broadband  systems equipment and technical  engineering  services for Voice, Video and Data service providers.  With Blonder Tongue's optimized technologies,  simplified deployment
and  qualified  technical  assistance,   the  service  provider  reduces  costs,
increases   customer   satisfaction  and  increases   profitability.   For  more
information regarding Blonder Tongue or its products, please visit the Company's
Web site at  www.blondertongue.com  or contact  the  Company  directly  at (732)
679-4000.

"Safe Harbor"  Statement under the Private  Securities  Litigation Reform Act of
1995: The information set forth above includes "forward-looking"  statements and accordingly,  the cautionary  statements  contained in Blonder  Tongue's  Annual
Report and Form 10-K for the year ended  December 31, 2004 (See Item 1: Business and Item 7:  Management's  Discussion  and Analysis of Financial  Condition  and
Results of  Operations),  and other  filings  with the  Securities  and Exchange
Commission are incorporated herein by reference. The words "believe",  "expect",
"anticipate",   "project",  and  similar  expressions  identify  forward-looking statements.  Readers  are  cautioned  not  to  place  undue  reliance  on  these forward-looking  statements,  which reflect management's analysis only as of the date hereof.  Blonder Tongue  undertakes no obligation to publicly  revise these forward-looking  statements to reflect events or circumstances  that arise after the date hereof. Blonder Tongue's actual results may differ from the anticipated results or other  expectations  expressed in Blonder Tongue's  "forward-looking"
statements.

                        Blonder Tongue Laboratories, Inc.
                    Consolidated Summary of Operating Results
                      (in thousands, except per-share data)

                          Three months ended         Twelve months ended
                              December 31,                December 31,
                              (unaudited)
                            2004         2003         2004        2003
Net Sales                 $  8,572   $  9,106      $ 39,233  $ 35,437
Gross Profit                 3,001      1,690        12,602     9,489
Earnings (loss) from
  operations                   (1)    (1,065)          784    (2,181)
Net loss                    (3,367)    (1,909)       (3,122)   (3,122)
Net  loss per share:
    Basic and diluted      $ (0.42)   $ (0.25)      $(0.39)  $ (0.41)
Weighted average shares
outstanding:
    Basic and diluted        8,005      7,995        8,001     7,654

                                    Consolidated Summary Balance Sheets
                                                    (in thousands)

                                            Dec. 31,          Dec. 31,
                                               2004              2003
Current assets                            $  16,006         $  18,951
Property, plant and equipment, net            6,214             6,652
Total assets                                 38,156            47,990
Current liabilities                           5,403             7,360
Long-term liabilities                         5,830             9,745
Stockholders' equity                         26,923            30,885
Total liabilities and stockholders'
Equity                                    $  38,156         $  47,990

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